Exhibit 2.1

UNITED STATES BANKRUPTCY COURT

EASTERN DISTRICT OF MICHIGAN

SOUTHERN DIVISION

In re:	)	Chapter 11
)
TARPON INDUSTRIES, INC., et al.,[1]	)	Case No. 08-50367
	)	(Jointly Administered)
Debtors.	)
	)	Judge Steven W. Rhodes
)

COMBINED REORGANIZATION PLAN AND DISCLOSURE STATEMENT

DATED AUGUST 4, 2008

MCDONALD HOPKINS PLC

Stephen M. Gross, Esquire

Jeffrey S. Grasl, Esquire

39533 Woodward Avenue, Suite 318

Bloomfield Hills, MI 48304

T: (248) 646-5070

F: (248) 646-5075

Counsel for the Debtors

[1]	The Debtors are: Tarpon Industries, Inc. a Michigan corporation, tax identification #30-0030900, and Eugene Welding Co. a Michigan corporation, tax identification #38-1451474.

I. PLAN OF REORGANIZATION OF TARPON INDUSTRIES, INC. AND EUGENE

WELDING COMPANY (the “Debtors”) UNDER CHAPTER 11 OF THE BANKRUPTCY

CODE

ARTICLE 1

DEFINITIONS

Unless the context otherwise requires, the following terms, when used in the Reorganization Plan, shall have the meanings set forth below:

1.0	Definitions

1.01 “Administrative Bar Date” means the last date on which a request for payment of an Administrative Expense Claim may be filed, as set forth in Article 3.3 of the Reorganization Plan.

1.02 “Administrative Expense Claim” or “Administrative Claim” means any right to payment constituting a cost or expense of administration of the Reorganization Case under Sections 503(b) and 507(a)(2) of the Bankruptcy Code, including without limitation (a) any actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the Debtors’ businesses; (b) Claims that have been determined by a Final Order to constitute an administrative expense of the Estate; (c) compensation Claims by Professionals; and (d) any fees or charges assessed against and payable by the Debtors under Section 1930 of title 28 of the United States Code.

1.03 “Allowed” means with reference to any Claim: any Claim (a) a proof of which was Filed within the applicable period of limitation fixed by the Court in accordance with Bankruptcy Rule 3003(c)(3) and as to which the Debtors or other party in interest have not Filed an objection on or before the expiration of the time period set forth for the objection to such Claim in the Reorganization Plan, the Bankruptcy Code, the Bankruptcy Rules, or an Order of the Bankruptcy Court fixing an objection date, or as to which, and to the extent, any objection has been determined by a Final Order in favor of the relevant Claim holder; (b) listed on the Schedules as other than disputed, contingent or unliquidated; (c) that has been allowed by a Final Order of the Court (provided, however, that Claims allowed solely for the purpose of voting to accept or reject the Reorganization Plan shall not be considered Allowed Claims hereunder); (d) the secured Claim of Laurus; and (e) expressly allowed under or pursuant to the terms of the Reorganization Plan.

1.04 “Assets” means all assets and property of the Estates of the Debtors, regardless of whether reflected in the financial records of the Debtors, including but not limited to: equipment, cash, deposits, refunds, rebates, abatements, fixtures, real property interests, contractual interests, intangibles, Claims, Causes of Action, Estate Litigation, Recovery Actions, suits, setoffs, recoupments, equitable or legal rights, interests and remedies.

1.05 “APA” means the Asset Purchase Agreement executed by Debtors as Sellers and Laurus its designee as Purchaser on June 27, 2008

1.06 “Bankruptcy Code” means title 11 of the United States Code, as amended and in effect on the Petition Date.

1.07 “Bankruptcy Rules” means (a) the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under Section 2075 of title 28 of the United States Code and (b) the local rules of the Court, in each case, as in effect on the Petition Date.

1.08 “Beneficiaries” means holders of (i) Allowed Claims in Classes 1, 2, 3, and 4 entitled to receive Distributions under the Reorganization Plan and/or Liquidation Trust, and (ii) Allowed Administrative Expense Claims.

1.09 “Bid Procedures Order” means that certain Order (A) Approving Bidding Procedures, (B) Scheduling Bid Deadline, Auction Date and Sale Hearing, and Approving Notice thereof; and (C) Approving Procedure to Fix Cure Amounts Related to Assumption and Assignment of Executory Contracts and Unexpired Leases and Approving Notice thereof entered on June 26, 2008.

1.10 “Business Combination” means a business combination for Reorganized Tarpon with an appropriate candidate, including all required and applicable SEC filings.

1.11 “Business Day” means any day other than: (a) a Saturday; (b) a Sunday and (c) a “legal holiday” as such term is defined in Bankruptcy Rule 9006(a).

1.12 “Case” means the bankruptcy cases of the Debtors (Bankruptcy Case Nos. 08-50367 and 080-50381 in the United States Bankruptcy Court for the Eastern District of Michigan, Southern Division - Detroit).

1.13 “Cash” means legal tender of the United States of America.

1.14 “Causes of Action” means any and all actions, causes of action, liabilities, obligations, rights, suits, debts, sums of money, damages, judgments, claims, and demands whatsoever, whether known or unknown, existing or hereafter arising, in law, equity, or otherwise, including but not limited to, avoidance actions permitted under Chapter 5 of the Bankruptcy Code, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Reorganization Case, including through the Effective Date.

1.15 “Claim” means any claim against the Debtors, regardless of whether asserted and regardless of whether known, as the term “claim” is defined in Section 101(5) of the Bankruptcy Code, including all Administrative Expense Claims.

1.16 “Class” means each of the groups of holders of Claims or Equity Interests described in Article 5 of the Reorganization Plan.

1.17 “Collateral” means any property or interest in property of the Estate subject to a Lien to secure the payment or performance of a Claim up to the amount of such Claim, which Lien is not subject to avoidance or otherwise invalid under the Bankruptcy Code or other applicable law.

1.18 “Committee” means the Official Committee of Unsecured Creditors appointed in the Debtors’ Case on May 6, 2008.

1.19 “Confirmation Date” means the date on which the Confirmation Order becomes a Final Order.

1.20 “Confirmation Hearing” means the hearing held by the Court to consider the confirmation of the Reorganization Plan, as it may be adjourned or continued from time to time.

1.21 “Confirmation Order” means the order of the Court confirming the Reorganization Plan under Section 1129 of the Bankruptcy Code.

1.22 “Court” means the United States Bankruptcy Court for the Eastern District of Michigan, Southern Division—Detroit.

1.23 “Current Officers” and “Current Directors” means the officers and directors of Tarpon and Eugene prior to the Effective date.

1.24 “Debtors” means Tarpon Industries, Inc. and Eugene Welding Company.

1.25 “Disclosure Statement” means the Disclosure Statement filed pursuant to Section 1125 of the Bankruptcy Code with respect to the Reorganization Plan of the Debtor under Chapter 11 of the Bankruptcy Code, including the exhibits, appendices, and schedules thereto, if any, as same may be amended, modified, or supplemented from time to time.

1.26 “Disclosure Statement Approval Order” means the order of the Court granting approval the Disclosure Statement.

1.27 “Disputed Claim” means a Claim or any portion thereof: (a) listed on the Schedules as unliquidated, disputed or contingent; (b) as to which the Debtors, or any other party in interest has Filed a timely objection or a request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by a Final Order; (c) for which the amount or classification of the Claim specified in the relevant proof of claim exceeds the amount or classification of any corresponding Claim listed in the Schedules by the Debtors; (d) for which no corresponding Claim has been listed in the Schedules by the Debtors; or (e) that is otherwise disputed by the Debtors or any other party in interest in accordance with applicable law, and in regards to which such dispute has not been withdrawn or determined by a Final Order.

1.28 “Distributions” means the distributions of Cash or other property of the Estate to be made in accordance with the Reorganization Plan.

1.29 “Distribution Date” means the date on which the Estate shall make its Distribution, which shall be a date selected by the Liquidation Trustee.

1.30 “Distribution Report” means the report of distribution that, pursuant to the Reorganizing Debtors’ business judgment, may be filed with the Court detailing the name of a distributee and the amount to be received by such distributee. Nothing in this Reorganization Plan shall require the Liquidation Trustee to file such a report.

1.31 “Effective Date” means the first business day after which the Confirmation Order becomes a Final Order.

1.32 “Entity” or “Entities” means an entity as defined in Section 101(15) of the Bankruptcy Code.

1.33 “Equity Interests and Claims” means (a) any capital stock or other ownership interest in the Debtors; (b) any option, warrant, or right to purchase, sell, or subscribe for an ownership interest in, or other equity security of, the Debtors; (c) any and all redemption, conversion, exchange, voting, participation, or dividend rights or liquidation preferences relating to any of the foregoing; and (d) all Claims arising in connection therewith, including, without limitation, Claims arising from the rescission of a purchase or sale of an equity security of the Debtors, for damages arising from the purchase or sale of such security, or for reimbursement or contribution under Section 502 of the Bankruptcy Code on account of such Claim and attorneys’ fees associated therewith.

1.34 “Estate” means the estate of the Debtors created by Section 541 of the Bankruptcy Code upon the commencement of the Case.

1.35 “Estate Litigation” means all Claims, objections to Claims, Causes of Action and Recovery Actions of the Estate or Liquidation Trust (including, but not limited to, Insiders, affiliates, subsidiaries and other related parties to Debtors), including but not limited to, any litigation or claims that can be instituted or asserted by the Estate, Liquidation Trust, Reorganizing Debtors, the Committee or by any party on behalf of the Estate or Liquidation Trust to recover preferences, fraudulent conveyances or avoidance actions, or any other claim of or cause of action of any kind whatsoever arising under chapter 5 of the Bankruptcy Code.

1.36 “Eugene” means Eugene Welding Co.

1.37 “File” or “Filed” means, with respect to any pleading, entered on the docket of the Case and properly served in accordance with the Bankruptcy Rules.

1.38 “Final Order” means an order or judgment of the Court as to which the time to appeal, petition for certiorari, seek mandamus, or move for reargument, reconsideration, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument, reconsideration, or rehearing is pending; or, if an appeal, writ of certiorari, or petition for mandamus, reargument, reconsideration, or rehearing has been Filed or sought with respect to any order or judgments of the Court, that order or judgment has been affirmed by the highest court to which it was appealed, or certiorari has been denied or mandamus, reargument, reconsideration, or rehearing has been denied or resulted in no modification thereof, and the time to take any further appeal, petition for certiorari, or move for mandamus, reargument, reconsideration, or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure (or any analogous motion under the Bankruptcy Rules) may be Filed with respect to an order or judgment shall not cause such order or judgment not to be a Final Order.

1.39 “Financing Order” means that Final Order Authorizing (A) Secured Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362 and 364(c) and (d); (B) Granting Security Interests, Superpriority Claims and Adequate Protection; and (C) Use of Cash Collateral entered in the Case on June 5, 2008, and as amended from time to time pursuant to orders of the Court.

1.40 “General Unsecured Claim” means an Allowed unsecured Claim that is not a Priority Claim, including Allowed rejection damage Claims asserted under the provisions of Article 8.2.

1.41 “HCF” shall mean High Capital Funding, LLC and all participants in its loans to Debtors.

1.42 “Impaired” shall have the meaning ascribed to it in Section 1124 of the Bankruptcy Code.

1.43 “Insiders” shall have the meaning ascribed to it in Section 101(31) of the Bankruptcy Code.

1.44 “Laurus” means Laurus Master Fund, Ltd., together with PSource Structured Debt, Ltd. and Laurus Master Fund Ltd.’s affiliates, agents or assignees, including without limitation Valens U.S. SPV I, LLC and Valens Offshore SPV II Corp.

1.45 “Liabilities” means the all the liabilities of the Debtors’ Estate, whether or not reflected in the financial records of the Debtors.

1.46 “Lien” has the meaning ascribed to that term in Section 101(37) of the Bankruptcy Code, except that a lien that has been or may be avoided pursuant to a Recovery Action shall not constitute a Lien for the purposes of the Reorganization Plan.

1.47 “Liquidation Trust” means that Liquidation Trust established pursuant to the Reorganization Plan in which Debtors’ Assets, on the Effective Date of Confirmation of this Reorganization Plan, shall vest as set forth in the Reorganization Plan.

1.48 “Liquidation Trustee” means the person vested with the authority under the Liquidation Trust to administer the Liquidation Trust. The Liquidation Trustee shall be chosen by the Committee.

1.49 “Liquidation Trust Contribution” means that sum of money contributed to the Liquidation Trust by Laurus as set forth in the Reorganization Plan.

1.50 “Liquidation Trust Proceeds” means the proceeds from the collection, liquidation, sale or other disposition of the Debtors’ Assets, including the proceeds received from any Causes of Action, Recovery Actions and/or Estate Litigation or any contributions to the Liquidation Trust pursuant to this Reorganization Plan.

1.51 “Petition Date” means April 29, 2008 the date on which the Debtors Filed their chapter 11 petitions and commenced the Reorganization Case.

1.52 “Priority Claim” means any Allowed Claim of a kind specified in Sections 502(i) or 507(a)(4), (5), (7), or (8) of the Bankruptcy Code.

1.53 “Professional” means any person or Entity employed by the Debtors or the Committee pursuant to a Final Order in accordance with Sections 327, 328, or 1103 of the Bankruptcy Code, and to be compensated for services rendered prior to and after the Effective Date pursuant to Sections 327, 328, 329, 330, or 331 of the Bankruptcy Code.

1.54 “New Common Stock” shall mean the common voting stock of Tarpon to be issued to Laurus pursuant to Sections 5.1.2 and 9.2 of the Reorganization Plan.

1.55 “New Officers” and “New Directors” means the officers and directors of Tarpon and Eugene after to the Effective date.

1.56 “Ratable Proportion” means, with reference to any Distribution on account of any Allowed Claim in any Class, the ratio (expressed as a percentage) that the amount of the Allowed Claim bears to the aggregate amount of all Allowed Claims in that Class.

1.57 “Record Date” means the record date for determining the entitlement to receive Distributions under the Reorganization Plan on account of Allowed Claims, which shall be the date the Disclosure Statement Approval Order is entered.

1.58 “Recovery Actions” means, collectively and individually, without limitation: (a) preference Claims or Causes of Action, fraudulent conveyance Claims or Causes of Action, rights of setoff and other Claims and Causes of Action under Sections 510, 544, 545, 547, 548, 549, 550, and 553 of the Bankruptcy Code and other applicable bankruptcy and non-bankruptcy law; (b) Claims and Causes of Action arising out of illegal dividends or similar theories of liability; (c) Claims or Causes of Action based on the piercing the corporate veil, alter ego liability or similar legal or equitable theories of recovery arising out of the ownership or operation of the Debtors; (d) Claims and Causes of Action based on unjust enrichment; and (e) Claims or Causes of Action for breach of fiduciary duty, breach of duty of loyalty, negligence, waste, mismanagement, malfeasance, and similar Causes of Action, or, to the extent it is a Claim or Cause of Action of the Debtors, fraud.

1.59 “Released Parties” or “Released Party” has the meaning ascribed thereto in Article 9.

1.60 “Reorganization Plan” means this Reorganization Plan under chapter 11 of the Bankruptcy Code as the same may be amended, modified, or supplemented from time to time in accordance with its terms.

1.61 “Reorganizing Debtors” or “Reorganized Debtors” means the Debtors, on or after the Effective Date of this Reorganization Plan.

1.62 “Reorganized Tarpon” means Tarpon after the Effective Date.

1.63 “Representatives” means without limitation any existing or former affiliate, subsidiary, member, officer, director, partner, stockholder, trustee, members, representative, employee, agent, attorney, advisor, financial advisor, accountant, other Professional, their successors or assigns, Reorganizing Debtors or any person who is or was in control of any of the foregoing.

1.64 “Sale Order” means that certain Order to be entered by the Court after the Sale Hearing (as defined in the Financing Order and Bid Procedures Order) on July 29, 2008 in connection with the auction sale of substantially all of Debtors’ assets provided for in the Financing Order.

1.65 “Schedules” means the schedules of assets and liabilities and the statements of financial affairs Filed by the Debtors in the Case pursuant to Section 521 of the Bankruptcy Code, and as such schedules and statements have been or may be supplemented or amended from time to time.

1.66 “Secured Claim” means an Allowed Claim that is secured by a Lien (which is valid, perfected and enforceable under applicable law or by reason of a Final Order) on the property in which the Estate has an interest or that is subject to a setoff under Section 553 of the Bankruptcy Code, to the extent of the value of the Collateral, as determined in accordance with Section 506(a) of the Bankruptcy Code, or to the extent of the amount subject to the setoff.

1.67 “Tarpon” means Tarpon Industries, Inc.

1.68 “Trust Expenses” means expenses of the Liquidation Trust.

1.69 “Unimpaired” means an Allowed Claim or Equity Interest that is not “Impaired” within the meaning of Section 1124 of the Bankruptcy Code.

1.70 “United States Trustee” means the United States Trustee appointed under Section 591 of title 28 of the United States Code to serve in the Eastern District of Michigan, Southern Division.

ARTICLE 2

INTERPRETATION, APPLICATION OF DEFINITIONS,

RULES OF CONSTRUCTION, AND COMPUTATION OF TIME

Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter. For purposes of the Reorganization Plan: (a) any reference in the Reorganization Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the document shall be substantially in that form or substantially on those terms and conditions; (b) any reference in the Reorganization Plan to an existing document or exhibit Filed or to be Filed means the document or exhibit as it may have been or may be amended, modified, or supplemented; and (c) unless otherwise specified, all references in the Reorganization Plan to Articles, Schedules, and Exhibits are references to articles, schedules, and exhibits of or to the Reorganization Plan. Unless otherwise specified, the words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar meaning refer to the Reorganization Plan as a whole and not to any particular article, section, subsection, or clause contained in the Reorganization Plan. A capitalized term used but not defined herein shall have the meaning given to that term in the Bankruptcy Code. The rules of construction contained in Section 102 of the Bankruptcy Code shall apply to the construction of the Reorganization Plan.

The headings in the Reorganization Plan are for convenience of reference only and shall not expand, limit, or otherwise affect the provisions of the Reorganization Plan. Unless otherwise indicated herein, all references to dollars are to United States dollars.

Unless otherwise expressly provided herein, in computing any period of time prescribed or allowed by the Reorganization Plan, the provisions of Bankruptcy Rule 9006(a) shall apply. If any payment or act under the Reorganization Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

ARTICLE 3

ADMINISTRATIVE EXPENSE CLAIMS

3.1	Administrative Expense Claims

All Administrative Claims, which consist of post-petition claims under Section 503(b) of the Bankruptcy Code, as well as Allowed prepetition Claims under Section 503(b)(9) of the Bankruptcy Code, including all tax claims accruing post-petition, shall be paid in cash, in full, on the later of (i) the due date or thirty (30) days after entry of a Final Order of the Bankruptcy Court Allowing such Administrative Claim, or (ii) if the Administrative Claim is not disputed by the Debtors and is an Allowed Claim, the later of its due date or thirty (30) days after the Effective Date of the Reorganization Plan.

In the case of Administrative Claims of all Professionals, Professionals shall file final fee applications for services provided to or for the benefit of the Debtors and/or the Committee within thirty (30) days after the Confirmation Date of the Reorganization Plan. On the Confirmation Date of the Reorganization Plan, the Debtors or Laurus shall pay into trust with counsel for the Debtors or counsel for the Committee, as the case may be, sufficient funds to satisfy the outstanding Administrative Claims of Debtors’ or the Committee’s Professionals to the extent such Administrative Claims are provided for herein pending the entry of a Final Order of the Bankruptcy Court approving and authorizing payment of the final fees and expenses of each respective Professional in an amount not to exceed the amounts of the budget the Financing Order.

3.2	Statutory Fees

All fees payable pursuant to Section 1930 of title 28 of the United States Code shall be paid (i) if due and owing, upon the Effective Date of the Reorganization Plan, and (ii) if arising post Confirmation Date, as and when due from the proceeds of the Liquidation Trust.

3.3	Professional Compensation

Professionals or other Entities asserting unpaid Administrative Claims based on professional services rendered before the Confirmation Date must File and serve Reorganizing Debtors, the Liquidation Trustee, the Committee and such other Entities as are designated by the Bankruptcy Code, the Bankruptcy Rules, the Confirmation Order, or any other order of the Court, an application for final allowance of such Claim no later than 30 days after entry of the Confirmation Order. Once approved, the Administrative Claim of Professionals shall be paid in accordance with the payment of Allowed Administrative Claims set forth above in Article 3.1 from the monies held in trust, or pursuant to Article 6.1 following, or other existing or subsequent orders of the Court limited to the amounts provided for pursuant to the budget for the Financing Order.

3.4	Administrative Claim Bar Date

Any request for the payment or allowance of an Administrative Claim (other than the Administrative Claims of Professionals, which are dealt with in Article 3.3 and Claims under Section 503(b) (9) of the Bankruptcy Code, which have a Bar Date of August 28, 2008 pursuant to the Bankruptcy Rules) shall be discharged and barred forever and shall not be enforceable against the Debtor or any of the property of any of the foregoing, unless such request for the payment of an Administrative Claim is Filed and served upon Reorganizing Debtors, the Liquidation Trustee and the Committee within the earlier of the Bar Date or thirty (30) days after the entry of the Confirmation Order, or if the Court has previously entered an order in this bankruptcy Case granting a creditor an Administrative Claim, such creditor serves a copy of the order granting such Administrative Claim upon the Debtors, Reorganizing Debtors, the Liquidation Trustee and the Committee within such thirty (30) day period.

ARTICLE 4

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including voting, confirmation, and distribution pursuant to the Reorganization Plan and pursuant to Sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim shall be deemed to be classified in a particular Class only to the extent that such Claim qualifies within the description of that Class, and shall be deemed classified in a different Class to the extent that the remainder of such Claim qualifies within the description of such different Class. A Claim is in a particular Class only to the extent that such Claim is an Allowed Claim.

The classification of Claims and Equity Interests of the Debtors pursuant to the Reorganization Plan are as follows:

Class	Class Name	Status
Class 1	Allowed Priority Claims	Not Impaired – Not entitled to vote

Class 2	Allowed Secured Claim of Laurus	Impaired – entitled to vote

Class 3	Allowed Secured Claim of HCF	Impaired – entitled to vote

Class 4	Allowed General Unsecured Claims	Impaired – entitled to vote

Class 5	Equity Interests and Claims	Impaired – deemed to have rejected the Reorganization Plan and not entitled to vote

ARTICLE 5

TREATMENT OF ALLOWED CLAIMS AND EQUITY INTERESTS UNDER THE

REORGANIZATION PLAN; ACCEPTANCE OR REJECTION OF THE REORGANIZATION

PLAN

The following treatment set forth in this Article 5 shall be accorded to Allowed Claims against, and Equity Interests in, the Debtors.

5.1	Impaired Claims

5.1.1	Class 1: Allowed Priority Claims

Class 1 consists of all Allowed Priority Claims. Unless the Debtors and the holder of such Allowed Claim agree to a different treatment, and subject to the provisions of Article 6.1, each holder of an Allowed Priority Claim shall be paid, in full and when due, by Laurus or its designee which will assume the Priority Claims pursuant to the APA and Sale Order.

Class 1 is not Impaired, and the holders of Class 1 Allowed Claims are deemed to have accepted the Reorganization Plan.

5.1.2	Class 2: Allowed Secured Claims of Laurus

Class 2 consists of the Allowed Secured Claims of Laurus under the Financing Order, including all Indebtedness as established and provided thereunder. Pursuant to the Sale Order and the APA, the full amount of the Allowed Claim of Laurus under the Financing Order, consisting of the Indebtedness, shall be assumed by a Heartland Steel Products, Inc. (“Heartland”) as the purchaser of Debtors’ assets.

To the extent that the Allowed Claim of Laurus is not paid in full from the auction sale of Debtors’ assets pursuant to the preceding paragraph, pursuant to the Financing Order Laurus will waive its right to assert its deficiency claim as an Allowed Administrative “superpriority” Claim pursuant to § 364(c)(1), as an Allowed Administrative Claims and as a General Unsecured Claim. Laurus has also agreed to fund a Liquidation Trust Contribution of (i) $150,000 for the general benefit of the administration of the Liquidation Trust, (ii) up to $10,000 for United States Trustee Fees pursuant to Section 3.2, (iii) $50,000 for fees for Committee counsel, and (iv) $50,000 for fees for Debtors’ counsel. In consideration of Laurus’ waiver of its Allowed Administrative “super-priority” claims under § 364(c)(1), its Allowed Administrative Claims, its General Unsecured Claims, and the foregoing advances, Laurus will receive the release provided for in Article 9 below and shall be issued the New Common Stock as provided in Article 7.

Class 2 is Impaired and is entitled to vote to accept or reject the Reorganization Plan.

5.1.3	Class 3: Allow Secured Claim of High Capital Funding and it Participants

Class 3 consists of the Allowed Secured Claim(s) of HCF and its participants. Based upon the value of Debtors’ Assets the entirety of the Allowed Secured Claim of HCF is undersecured. As such, the Allowed Secured Claim of HCF shall be treated as a General Unsecured Claim pursuant to Class 4 of the Reorganization Plan (below), and shall participate as Class 4 General Unsecured Creditors as agreed between the Class 3 Claimant(s) and the Committee as provided in the Liquidation Trust.

Class 3 is Impaired and is entitled to vote to accept or reject the Reorganization Plan.

5.1.4	Class 4: Allowed General Unsecured Claims

Class 4 consists of all Allowed General Unsecured Claims, including the deficiency claim of (i) the Class 3 Creditor(s), HCF and its participants, under the Financing Order, (ii) all holders of deficiency claims arising from rejected executory contracts or unexpired leases, and (iii) all trade creditors. Unless Reorganizing Debtors, the Liquidation Trustee, the Committee and the holder of such Claim agree to a different treatment, and subject to the provisions of this Reorganization Plan and Liquidation Trust, following resolution of (A) all Disputed Claims; (B) Causes of Action, Recovery Actions and Estate Litigation; and (C) other Estate Claims, each holder of an Allowed General Unsecured Claim shall receive a (i) a pro-rata share of the proceeds of all recoveries by the Liquidation Trust and (ii) a share of the 10% equity interest (consisting of non-voting common stock) in Laurus (or the actual Purchaser of the Debtor’s Assets pursuant to the Sale Order) as provided in the Liquidation Trust.

Class 4 is Impaired, and is entitled to vote to accept or reject the Reorganization Plan.

5.1.5	Class 5: Equity Interests and Claims

Class 5 consists of all Equity Interests and Claims including warrants to purchase or acquire Equity Interests. The holders of the Equity Interests and Claims shall neither receive any distributions nor retain any property under the Reorganization Plan or the Liquidation Trust. As of the Effective Date, all certificates, documents and other instruments underlying Equity Interests, including warrants, shall be canceled.

Class 5 is Impaired, but because no distributions will be made to the holders of Class 5 Equity Interests and Claims, nor will such holders retain any property, such holders are deemed to have rejected the Reorganization Plan pursuant to Section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Reorganization Plan.

ARTICLE 6

MEANS OF IMPLEMENTATION OF THE REORGANIZATION PLAN; LIQUIDATION TRUST

6.1	Liquidation Trust; Title

On the Effective Date, all right, title and interest in and to all Assets of the Debtors’ Estates, excluding sums advanced for Professionals’ Fees, including but not limited to, Causes of Action, Recovery Actions and Estate Litigation, shall be assigned to and/or vest in a Liquidation Trust satisfactory to Debtors and Committee, including those claims of the Estate against Insiders, affiliates, subsidiaries and other related parties of the Debtors. In addition to the Estate Assets (above), the Liquidation Trust shall (i) hold a 10% equity interest (non-voting common stock) for the benefit of Creditors of Class 3 and 4 of the Reorganization Plan in the entity acquiring substantially all of the Debtors’ assets pursuant to the Sale Order, and (ii) a single payment of $210,000 from Laurus (“Liquidation Trust Contribution”) that was paid at the closing of the sale pursuant to the APA and is being held by Debtors’ counsel pending the confirmation of the Reorganization Plan, which Liquidation Trust Contribution shall be allocated as follows: $50,000 for Committee’s Professional Fees; $10,000 for U.S. Trustee Fees pursuant to Section 1930 of title 28 of the United States Code; and $150,000 for the Liquidation Trustee for use in the administration of the Liquidation Trust and the performance of his duties thereunder.

The Liquidation Trustee shall be designated by the Committee, subject to the approval of the Bankruptcy Court and the consent of the Debtors, which consent shall not be unreasonably withheld. The Liquidation Trustee shall be independent of the Debtors. The Committee shall file a notice not less than ten (10) days prior to the Confirmation Hearing designating any person selected as the Liquidation Trustee, and shall include an affidavit from the proposed Liquidation Trustee demonstrating that such individual is “disinterested” (within the meaning of section 101(14) of the Bankruptcy Code). For the purposes of this paragraph, no person shall be deemed not “disinterested” merely as a consequence of serving as a professional retained by the Debtor or the Committee in the Chapter 11 Case. If approved by the Bankruptcy Court, the person so designated shall become the Liquidation Trustee on the Effective Date. The Liquidation Trustee shall have and perform all of the duties, responsibilities, rights, and obligations set forth in the Liquidation Trust Agreement.

Subject to the other terms of the Reorganization Plan and the Liquidation Trust, the Liquidation Trustee shall have the right, power, authority, standing and approval to commence, continue, prosecute, litigate and/or settle and compromise Causes of Action, Recovery Actions and any other Estate Litigation or Claim against third parties. The Liquidation Trustee (along with Reorganizing Debtors and the Committee) shall also have the right, standing and approval to object to the allowance of any Claim.

The Liquidation Trustee shall have the authority to retain and/or terminate professional persons, in its discretion to assist in the duties and responsibilities ascribed to him under this Reorganization Plan and the Liquidation Trust. The reasonable fees and expenses of all professionals retained by the Liquidation Trustee shall be paid first from (i) the Liquidation Trust Contribution, then (ii) the Liquidation Trust Proceeds obtained from the liquidation and/or prosecution of the Causes of Action, Recovery Actions, and Estate Litigation. Professionals of the Liquidation Trustee may reserve in their client trust accounts amounts sufficient to pay such fees and expenses from the proceeds of the Liquidation Trust Contribution or the proceeds of recoveries from such Causes of Action, Recovery Actions and Estate Litigation.

The Liquidation Trustee may, in his sole discretion, and without order of the Court, allow Reorganizing Debtors or the Committee to commence, continue, prosecute, litigate and/or settle and compromise any Causes of Action, Recovery Actions and any other Estate Litigation or Claim against third parties on behalf of the Liquidation Trust and/or the Debtors’ Estate, and the Reorganizing Debtors and/or the Committee shall have the right, power, authority, standing and approval to commence such Causes of Action, Recovery Actions and any other Estate Litigation or Claim upon the request of the Liquidation Trustee.

Reorganizing Debtors shall have the authority to retain and/or terminate professional persons, in its discretion, to assist in the duties and responsibilities ascribed to them under this Reorganization Plan and the Liquidation Trust, if any.

The Committee shall have the authority to retain and/or terminate professional persons, in their discretion, to assist in the duties and responsibilities ascribed to them under this Reorganization Plan and the Liquidation Trust. Committee counsel, Calfee Halter & Griswold (“Calfee”) shall be retained by the Committee to assist the Committee and/or the Liquidation Trustee in the liquidation of the Estate, as well as (upon the request of the Liquidation Trustee) the prosecution of Causes of Actions, Recovery Actions and any other Estate Litigation. The reasonable fees and expenses of all professionals retained by the Committee shall be paid first from (i) the Liquidation Trust Contribution, then (ii) the Liquidation Trust Proceeds obtained from the liquidation and/or prosecution of the Causes of Action, Recovery Actions, and Estate Litigation. Professionals of the Committee may reserve in their client trust accounts amounts sufficient to pay such fees and expenses from the proceeds of the Liquidation Trust Contribution or the proceeds of recoveries from such Causes of Action, Recovery Actions and Estate Litigation.

6.2	Reorganizing Debtors and Liquidation Trustee

6.2.1	Responsibilities of Liquidation Trustee

The Liquidation Trustee will be in control of and authorized and empowered to carry out the terms and conditions of this Reorganization Plan and the Liquidation Trust and will have those responsibilities created by this Reorganization Plan and the Liquidation Trust upon the terms and conditions summarized therein and will, for the benefit of the Beneficiaries, exercise the rights and powers vested in it by this Reorganization Plan and the Liquidation Trust in the same manner, and use the same degree of care and skill in their exercise as a prudent person would exercise and use under the circumstances in the conduct of its/his own affairs, and further agrees to receive and disburse all of the Liquidation Trust Proceeds in accordance with the terms thereof and this Reorganization Plan. More specifically, Liquidation Trustee shall have the right, power, authority, standing and approval and shall be empowered to:

(a) perform all of the obligations and agreements of the Reorganization Plan and the Liquidation Trust provided for herein;

(b) keep and maintain in trust accounts for the benefit of the Liquidation Trust into which proceeds resulting from the initial receipt or from the sale or other disposition of, or from the income resulting from, all or any part of the liquidation of Debtors’ Assets and/or the prosecution of Causes of Action, Recovery Actions or Estate Litigation;

(c) commence, continue, prosecute, litigate and/or settle and compromise Causes of Action, Recovery Actions and Estate Litigation against the Debtor and third parties, but for the Committee Actions, on behalf of the Liquidation Trust and for the benefit of the Beneficiaries thereunder;

(d) to object to any Claims (disputed or otherwise), and to compromise or settle any claims prior to, during or after objection and/or to seek Court approval for any settlements of Claims;

(e) collect, receive and give receipt for all sums of money or other property due to the Debtors, its Estate or the Liquidation Trust and, if necessary, foreclose upon any security agreement or the like securing any liability or obligation owed to the Debtors, its Estate, or Liquidation Trust, or liquidate any securities held by the Debtors, its Estate or the Liquidation Trust as a pledge and/or take any other actions necessary to the collection, receipt or disposition of any Assets of the Estate;

(f) compromise or settle disputes with respect to warranty claims or disputes, or debt obligations owed to the Debtors, the Estate or the Liquidation Trust;

(g) execute and deliver all releases, satisfactions and termination statements as may be required in connection with full payment of any debt obligation secured by any lien or security interest;

(h) engage and compensate professionals, including attorneys, accountants, investment advisors, disbursing agents and others, to assist the Liquidation Trustee in carrying out his duties hereunder and under the Liquidation Trust which professionals, including, without limitation, those retained to assist Liquidation Trustee in any litigation related to the liquidation of the Assets as well as Causes of Action, Recovery Actions and Estate Litigation or the settlement of the Liabilities. All professionals employed by the Liquidation Trust shall be compensated consistent with the provisions of Article 6.1. If it possesses the necessary skills, the Liquidation Trustee is authorized to act as the accountant for the Liquidation Trust.

(i) file with the Bankruptcy Court semi-annual reports regarding the liquidation or other administration of property comprising the Liquidation Trust Proceeds, the distributions made by it, and other matters required to be included in such report.

6.2.2	Claims Against Liquidation Trust or Reorganizing Debtors

All persons having any claim against the Liquidation Trust or Reorganizing Debtors or its Professionals (which for purposes of this Article 6, the term “Professionals” shall also include the Committee and the Professionals employed by the Committee in the Case) in connection with its performance of its rights, powers and duties as such shall only look to the Liquidation Trust and the Liquidating Trust Proceeds for payment or satisfaction thereof.

6.2.3	Commingling of Assets and Liquidation Trust Proceeds

The Liquidation Trustee shall not commingle any of the Debtors’ Assets and Liquidation Trust Proceeds with its own property or the property of any other person.

6.2.4	Reliance on Others

The Liquidation Trustee may rely upon and shall be protected in acting or refraining from acting upon any certificates, opinions, statements, instruments or reports believed by it to be genuine and to have been signed or presented by the proper person or persons, provided, however, that the Liquidation Trustee shall be under a duty to have examined the same to determine whether or not such writings conform to the requirements of this Reorganization Plan.

6.2.5	Liability for Errors and Omissions

The Liquidation Trust, Liquidation Trustee, Reorganizing Debtors and the Committee and all Professionals, and agents of same, shall not be liable for any error of business judgment or with respect to any action taken or omitted to be taken by it, unless it shall be proved that they or their agents shall have been grossly negligent or shall have acted with willful misconduct in ascertaining the pertinent facts or in performing any of their rights, powers or duties according to this Reorganization Plan and the Liquidation Trust. In the event gross negligence and willful misconduct is proven, the Beneficiaries shall be entitled to reimbursement of their reasonable costs, including attorney’s fees. Neither the Liquidation Trustee, the Reorganizing Debtors nor the Committee make any representations as to: (i) the value or condition of the Assets of the Debtors or any part thereof, (ii) the dollar amount, if any, which may be collected as a result of pursuing Causes of Action, Recovery Actions or Estate Litigation, or Estate Claims (iii) the amount at which Liabilities may be settled, (iv) the amount of any Distributions to be made in accordance with this Reorganization Plan from the Liquidation Trust Proceeds and (v) the security afforded by this Reorganization Plan, or as to the validity, execution (except its own execution), enforceability, legality or sufficiency of this Reorganization Plan, and the Liquidation Trustee, Reorganizing Debtors, the Committee and all Professionals shall incur no liability or responsibility in respect of such matters.

6.2.6	Indemnification

The Liquidation Trustee, Reorganizing Debtors, their Professionals and agents, including the Committee and its Professionals and agents, shall be indemnified by and receive reimbursement from the Liquidation Trust Proceeds (whether or not distributed to the Beneficiaries) against and from any and all loss, liability, cost, damage or expense which it may incur or sustain in the exercise and performance of any of its powers and duties pursuant to this Reorganization Plan and Liquidation Trust unless such loss, liability, cost, damage or expense shall be incurred or sustained as a result of the gross negligence or willful misconduct of the Liquidation Trustee, Reorganizing Debtors, or their Professionals and agents, including the Committee and its Professionals. All claims of Liquidation Trustee, the Reorganizing Debtors, their Professionals or agents, including the Committee and its Professionals, for indemnification or reimbursement under this Article 6.2.6 shall be first offset against any portion of the Assets of the Debtors including, but not limited to, the Liquidation Trust Proceeds or, at Liquidation Trustee’s discretion, against any payment or distribution made or to be made in accordance with Articles 5 and 7 of this Reorganization Plan.

6.2.7	Tax Treatment

Liquidation Trustee may pay taxes from the Liquidation Trust Proceeds as appropriate. In addition, the Liquidation Trust shall require consistent valuation of the property contributed to the Liquidation Trust by the Liquidation Trustee and the Class 4 beneficiary-Creditors for all federal income tax purposes. The Liquidation Trust is intended to be treated for federal income tax purposes as a liquidating trust for the benefit of creditors or claimants within the meaning of Treasury Regulations section 301.7701-4(d) and in accordance with IRS Revenue Procedure 94-45, and, as a grantor trust under Section 677 of the Internal Revenue Code of 1986, as amended. Accordingly, the Liquidation Trust Proceeds in respect of holders of Class 4 Claims shall be treated for all purposes of the Internal Revenue Code as (i) a transfer of such distribution to such Class 4 creditors who are the beneficiaries of the Liquidation Trust; and (ii) a transfer to the Liquidation Trust by the Class 4 beneficiary-creditors, who will be treated as the grantors and deemed owners of the Liquidation

Trust Proceeds. The Liquidation Trustee shall be responsible for filing all federal, state, and local tax returns for the Liquidation Trust as a grantor trust pursuant to applicable Treasury Regulations, and any income of the Liquidation Trust will be treated as subject to tax on a current basis. Subject to the receipt of any definitive guidance of the IRS or the Bankruptcy Court, any claims reserve is intended to qualify and be treated as a disputed ownership fund pursuant to Proposed Treasury Regulation Section 1.468B-9. As such, any disputed claims reserve shall report and pay any taxes on its income, the Liquidation Trustee shall act as the “administrator” of the disputed ownership fund, and the disputed claims reserve shall be subject to the continuing jurisdiction of the Bankruptcy Court. Currently, no money or other property shall be distributed to any Person holding a disputed claim except to the extent that such disputed claim becomes an Allowed Claim pursuant to the Plan.

6.2.8	Investment Authority

The Liquidation Trustee shall have limited investment powers in accordance with IRS Revenue Procedure 94-45 and the Liquidation Trustee shall be required to distribute at least annually to the Class 4 beneficiary-creditors (as such may have been determined at such time) its net income (net of Taxes paid, if any), except for amounts retained as reasonably necessary to maintain the value of the Liquidation Trust Proceeds or to meet claims and contingent liabilities.

6.2.9	Termination

Termination of the Liquidation Trust shall occur no later than five (5) years after the Effective Date, unless the Bankruptcy Court shall approve an extension based upon a finding that such an extension is necessary for the Liquidation Trust to complete its purpose.

ARTICLE 7

MEANS FOR EXECUTION OF THE PLAN

7.1	Restructuring Transaction

The following shall occur at or before the Effective Date, and shall be effective as of the Effective Date, provided that Laurus actually funds the Liquidation Trust Contribution and the other payments provided for in Section 5.1.2.

7.2	Issuance of Stock of Tarpon

On the Effective Date, Tarpon shall (i) authorize 50,000 shares of no par voting common stock (“New Common Stock”); (ii) issue restricted shares of the New Common Stock to Laurus in an amount to be agreed upon by Laurus and the Committee; and (iii) amend Tarpon’s Articles of Incorporation to so provide. The New Common Stock shall be exempt from registration and the requirements of federal and state securities laws in accordance with Section 1145 of the Bankruptcy Code.

7.3	Amendment of Bylaws and Change of Fiscal Year

As of the Effective Date Reorganized Tarpon may amend its Bylaws and amend the Reorganized Tarpon fiscal years to a date established and set forth in any exchange agreement without the need of shareholder approval or notice.

7.4	Change of Officers/Directors

As of the Effective Date, the Current Directors and Current Officers of Tarpon shall be deemed to have been removed and replaced by New Officers and New Directors selected by Tarpon.

7.5	Change of Name

As of the Effective Date, the New Officer and Directors of the Reorganized Tarpon shall change the name to one selected by the New Officers and Directors without further notice or authorization to or from the shareholders and shall not use the name Tarpon Industries, Inc.

7.6	Continued Existence of Reorganized Tarpon

The Reorganized Tarpon’s existence shall continue after the Effective Date. The Reorganized Tarpon will not have any liability for any pre-petition Claims against either of the Debtors other than obligations set forth in this Reorganization Plan and Claims against Tarpon shall be discharged pursuant to Section 1141 of the Bankruptcy Code. The entry of the Confirmation Order will be deemed to meet or obviate the need for all necessary shareholder approval or notice requirements under applicable law of the State of Delaware necessary to implement the Reorganization Plan or to amend its corporate charter to meet the requirements of the Plan. The restrictions set forth below in Section 1123(a)(6) of the Bankruptcy Code as to preferred stock and non-voting equity will be incorporated into the Reorganized Tarpon’s bylaws. Each Officer of Reorganized Tarpon will be authorized to file all necessary documentation to effectuate the transactions contemplated by this Reorganization Plan. Eugene shall, pursuant to Section 1141(d)(3) of the Bankruptcy Code, not receive a discharge of Claims against it.

7.7	Execution of Exchange Agreement

Upon the Effective Date, the New Officers and Directors are authorized to execute an exchange agreement and other documents necessary to consummate a Business Combination for Reorganized Tarpon with an appropriate candidate, including all required and applicable SEC filings. The Business Combination candidate shall be no less than a development stage company with positive cash flow which meets at least the following criteria. For purposes of this restructuring transaction, a development stage company is one devoting substantially all of its efforts to establishing a new business, but either principal operations have not commenced or, if commenced, have not generated significant revenue.

(i)	Management must have verifiable experience in operating and growing companies with at least one member of senior management to have experience in operating a public company;

(ii)	Company must have qualified independent directors;

(iii)	Management does not have a history of any criminal or securities fraud;

(iv)	Company must have a well defined and realistic business plan;

(v)

Technology companies must have patent protection and must have started beta testing of their product, or the company must have adequate financial resource available to complete this phase of their development;

(vi)

Company must have completed a current audit for the prior fiscal year conforming to U.S. generally accepted accounting principles or the company must have engaged a qualified audit firm acceptable to the New Directors and must verify that the audit can be completed satisfactorily in a timely manner; and

(vii)	Company must have qualified security counsel acceptable to the New Directors.

In connection therewith, the Reorganized Tarpon and the New Directors shall comply with all SEC requirements, including the filing of an 8-K. No further shareholder approval shall be required to effect the Business Combination as described herein, and the confirmation of this Reorganization Plan shall constitute full authority of the Reorganized Tarpon and the New Directors to take all actions and execute all documents in furtherance hereof and the transactions contemplated hereby.

7.8	Restructuring Transaction Expenses

All actions required by Reorganized Tarpon upon the Effective Date or thereafter shall be taken by and directed by the New Officers and Directors and shall be paid for by Laurus, and not by the Estate of the Debtors, the Liquidation Trust, or the Liquidation Trustee, and none of such expenses shall constitute Trust Expenses. The auditing and accounting work and the issuance and distribution of all equities on and after the Effective Date pursuant to the Reorganization Plan, shall be the responsibility of the Reorganized Tarpon and Laurus shall be responsible for providing the manpower and logistics and payment of the expenses incurred by the Reorganized Tarpon in connection with the audits and the issuance and distribution of said equities. Reorganized Tarpon is authorized to change its transfer agent if it chooses. All of the Reorganized Tarpon’s books, records, financial records, employees and personnel shall be made available by Laurus to Reorganized Tarpon’s auditor upon reasonable notice and conditions.

7.9	SEC Filings

Laurus will undertake the expense and manpower of obtaining audits and preparing and filing any and all reports required to make Debtors fully SEC-compliant, and the Estate of the Debtors, Liquidation Trustee and the Liquidation Trust shall bear no cost in connection therewith. To the extent Laurus needs the assistance of the Estate of the Debtors or any other person in preparation of the audits and reports required to be filed, Laurus will pay the reasonable expenses, including attorneys’ fees, of such person in assisting Laurus to prepare such audits and reports. Laurus will furthermore take all necessary precautions to ensure that the disclosures contained in such audits and filings do not contain any misleading information, or omit any information necessary to not make such disclosures misleading.

7.10	Issuance of Securities

Any securities issued pursuant to this Reorganization Plan in exchange for Claims or Interests, shall be exempt from laws requiring registration for the offer or sale of such securities or registration or licensing of an issuer of, underwriter of or broker or dealer in such securities to the fullest extent as provided of Section 1145 of the Bankruptcy Code.

7.11	Corporate Action

On the Effective Date the issuance of securities as provided in the Reorganization Plan, the appointment of the New Officers and Directors as specified in the Reorganization Plan, and all other corporate actions called for by the Reorganization Plan including changing the transfer agent shall be deemed authorized and approved by virtue of the entry of the Confirmation Order in accordance with the Bankruptcy Code and applicable state law and without any requirement of further action by the shareholders, directors or members of Reorganized Tarpon.

7.12	Sources of Cash

Laurus and Purchaser, as the case may be, each have the funds necessary for the payment Claims and Allowed Claims, including Professional Fee Claims of the Debtor’s professionals or the Committee’s professionals, that are to be paid as provided herein in Cash on or after the Effective Date. Allowed Class 4 Claims will be paid from the Liquidation Trust Assets. The Liquidation Trust Contribution was deposited by Laurus at the closing of the Sale of Debtors’ assets pursuant to the APA into an interest bearing escrow account for use by the Liquidation Trustee after the Effective Date in compliance with the terms of the Reorganization Plan and Laurus shall, before the Confirmation Hearing, pay the funds required for funding Debtors professional fees to Debtors’ counsel’s trust account.

7.13	Treatment of the Existing Interests

On the Effective Date, except for the already issued common stock of the Debtors as provided for in the Reorganization Plan, all other existing Interests in the Debtors shall be extinguished in their entirety and the certificates and all other documents, including warrants representing such Interests will be cancelled and deemed to be of no effect.

7.14	Liquidation Trust Rights in New Common Stock

To the extent that Laurus subsequently either sells the new common stock or participates in the profits of Reorganized Tarpon as an equity holder, it shall pay, or distribute in the case of equity, to the Liquidation Trust for the benefit of the general unsecured creditors holding allowed claims, as the case may be, an amount equal to 10% of the sale value of the new common stock or 10% of Laurus’ equity participation in the Reorganized Tarpon, which value, if Laurus and the Liquidation Trustee are not able to agree upon, shall be determined by an independent third party acceptable to Laurus and the Liquidation Trustee as the case may be. The Debtors, the Committee and/or the Liquidation Trustee, as the case may be, shall reasonably cooperate in executing and reviewing any documents reasonably requested by Laurus or which required execution by any such parties in connection with transaction relating to the new common stock.

ARTICLE 8

DISTRIBUTIONS UNDER THE REORGANIZATION PLAN

8.1	Cancellation of Common Stock, Preferred Stock and Stock Options

No Distribution will be made on account of Equity Interests.

8.2	Distribution Date

Subject to the provision of Article 6.1, the Distribution Date shall be a date selected by the Liquidation Trustee as the time reasonably subsequent to completion and final liquidation of the Debtors’ Assets and completion and final resolution of Disputed Claims, Causes of Action, Recovery Actions and Estate Litigation. At such time, the Liquidation Trustee shall distribute, consistent with the terms of Article 5, the remaining Liquidation Trust Proceeds to those Creditors holding Allowed Claims in Class 4 as provided for in the Liquidation Trust. Prior to making distributions on the Distribution Date, the Liquidation Trustee may (but is not required) file a Distribution Report with the Bankruptcy Court, serve the same on all persons or entities receiving a distribution, await twenty (20) days for response or objection to the Distribution Report, and if no response or objection is received, shall make Distribution in accordance with the Distribution Report.

8.3	Disputed Reserves

8.3.1	Establishment of Disputed Reserves

Notwithstanding the provisions of Article 8.2, if in the exercise of its business judgment, the Liquidation Trustee believes that complete and final resolution of certain Disputed Claims, Causes of Action, Recovery Actions or Estate Litigation will take an unreasonably long period of time, and if economically feasible, Liquidation Trustee may elect to establish into separate accounts a Disputed Reserve for each of the unresolved Disputed Claims, each of which Disputed Reserve and related accounts shall be administered by the Liquidation Trustee. Following establishment and funding of the Disputed Reserves, Liquidation Trustee may then declare the Distribution Date and make distributions consistent with the terms of this Reorganization Plan and the Liquidation Trust. Upon complete and final resolution of the Disputed Claims, the Liquidation Trustee shall make a subsequent distribution from the Disputed Reserves consistent with any resolution and the terms of this Reorganization Plan and the Liquidation Trust.

8.3.2	Maintenance of Disputed Reserves

Each Disputed Reserve shall be closed and extinguished when all Distributions and other dispositions of Cash or other property required to be made hereunder will have been made in accordance with the terms of the Reorganization Plan and Liquidation Trust.

8.4	Record Date for Distributions

Liquidation Trustee shall have no obligation to recognize any Claim occurring after the Record Date. In making any Distribution with respect to any Claim, Liquidation Trustee shall be entitled instead to recognize and deal with, for all purposes hereunder, only the Entity that is listed on the Proof of Claim Filed with respect thereto or on the Debtors’ Schedules as the holder thereof as of the close of business on the Record Date and upon such other evidence or record of transfer or assignment that are known to Liquidation Trustee as of the Record Date.

8.5	Delivery of Distributions

8.5.1	General Provisions; Undeliverable Distributions

Subject to Bankruptcy Rule 9010 and except as otherwise provided herein, Distributions to the holders of Allowed Claims shall be made by the Liquidation Trustee at (i) the address of each holder as set forth in the Debtor’s Schedules, unless superseded by the address set forth on Proofs of Claim Filed by such holder or (ii) the last known address of such holder if no Proof of Claim is Filed or if the Liquidation Trustee has been notified in writing of a change of address. If any Distribution is returned as undeliverable, Liquidation Trustee may, in his discretion, make such efforts to determine the current address of the holder of the Allowed Claim with respect to which the Distribution was made as Liquidation Trustee deems appropriate, but no Distribution to any holder shall be made unless and until Liquidation Trustee has determined the then-current address of the holder, at which time the Distribution to such holder shall be made to the holder without interest. Amounts in respect of any undeliverable Distributions made by Liquidation Trustee shall be returned to and held in the Liquidation Trust by Liquidation Trustee until the Distributions are claimed or are deemed to be unclaimed property under Section 347(b) of the Bankruptcy Code as set forth below in this Article. Liquidation Trustee shall have the discretion to determine how to make Distributions in the most efficient and cost-effective manner possible; provided, however, that its discretion may not be exercised in a manner inconsistent with any express requirements of the Reorganization Plan or the Liquidation Trust.

8.5.2	Unclaimed Property

Except with respect to property not Distributed because it is being held in a Disputed Reserve, Distributions that are not claimed by the expiration of six (6) months from the date of the attempted Distribution shall be deemed to be unclaimed property under Section 347(b) of the Bankruptcy Code and shall vest or revest in the Liquidation Trust, and the Claims with respect to which those Distributions are made shall be automatically canceled. After the expiration of that six-month period, the claim of any Entity to those Distributions shall be discharged and forever barred. Nothing contained in the Reorganization Plan or Liquidation Trust shall require the Liquidation Trustee to attempt to locate any holder of an Allowed Claim. All funds or other property that vests or revests in the Liquidation Trust pursuant to this Article shall be distributed by the Liquidation Trustee to the Class of Creditors consistent with this Reorganization Plan and the Liquidation Trust.

8.6	No Distributions Pending Allowance

Notwithstanding any other provision hereof, unless ordered otherwise by a Final Order, if any portion of a Claim is a Disputed Claim, no payment or Distribution provided hereunder shall be made on account of the Allowed portion of the Claim unless and until the Disputed portion of the Claim is Allowed.

8.7	Distributions to Holders of Disputed Claims

Upon resolution of the disputes on the Claims, Holders of Disputed Claims shall receive distribution from their/its respective Disputed Reserve Account, if established. In the event the resolution of the Disputed Claim results in an amount that exceeds the respective Disputed Reserve Account, the Holder of a Disputed Claim shall have no recourse, causes of action, or Claims against the Estate, the Liquidation Trust, the Liquidation Trustee, Reorganizing Debtors, any Professional retained by the Estate, Liquidation Trust, Liquidation Trustee, Reorganizing Debtors or the Committee for collection or payment of any deficiency.

ARTICLE 9

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

9.1	Approval of Rejection

Entry of the Confirmation Order shall constitute the approval, pursuant to Section 365(a) of the Bankruptcy Code, of the rejection of all executory contracts and unexpired leases that have not already been assumed and assigned or rejected by the Debtors or that are the subject of a motion to assume or reject.

9.2	Rejection Claims

If the rejection of an executory contract or unexpired lease pursuant to the Reorganization Plan and the Confirmation Order results in damages to the non-debtor party to such contract or lease, any claim for such damages, if not heretofore evidenced by a timely Filed Proof of Claim, shall be forever barred and shall not be enforceable against the Debtors, the Estate, the Liquidation Trust, the Liquidation Trustee, Reorganizing Debtors, or their properties, successors, and assigns, unless a Proof of Claim is Filed and served upon the Liquidation Trustee, Reorganizing Debtors and the Committee, or their counsel, on or before thirty (30) days after the entry of the Confirmation Order.

ARTICLE 10

RELEASES, INJUNCTION, AND WAIVER OF CLAIMS

10.1	Release

With respect to post-petition actions, on the Effective Date, the Debtors and all persons, interested parties and Entities shall be conclusively presumed to have released the following parties (but solely to the extent set forth below): all Professionals (including the Committee and its Professionals), Liquidation Trustee, Laurus and Reorganizing Debtors (each of the foregoing, a “Released Party” and together, the “Released Parties”), from any Claim or Cause of Action based on, arising from, or in any way connected with, (A) the Case (including, without limitation, any actions taken and/or not taken with respect to the administration of the Estate or the operation of the business of the Debtors); (B) the Reorganization Plan, the Liquidation Trust or the Distributions received thereunder; and (C) the negotiation, formulation, and preparation of the Reorganization Plan, except to the extent any such claim or Cause of Action against any Released Party arises solely as a direct result of that Released Party’s fraud, gross negligence or willful misconduct. The Debtors, the Reorganizing Debtors, the Committee and the Liquidation Trust also release Laurus from any and all Claims and causes of action, know or unknown, arising out of Laurus loans to Debtors, the administration of such loans, and the relationship between Debtors and Laurus.

Notwithstanding anything to the contrary contained in the Reorganization Plan, none of the releases provided herein shall prejudice or otherwise affect the right of any party in interest to object to (i) any applications for compensation filed by Professionals or (ii) any request seeking compensation under Section 503 of the Bankruptcy Code or the rights of parties under the Sale Order or the APA.

10.3	Release of Released Parties by Holders of Claims

On and after the Effective Date, each holder of a Claim against the Debtors shall be deemed to have released unconditionally all the Released Parties from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such person or Entity would have been legally entitled to assert (whether individually or collectively), based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, except to the extent necessary to enforce the provisions of the Reorganization Plan, the Sale Order or the APA.

ARTICLE 11

RETENTION OF JURISDICTION

11.1	Retention of Jurisdiction

Notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Court shall retain exclusive jurisdiction of all matters arising out of or relating to the Case, the Reorganization Plan, the Liquidation Trust, the Confirmation Order, and the Estate pursuant to, and for the purposes of, Sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

(a) To resolve any matters relating to the assumption and assignment or rejection of executory contracts or unexpired leases, and to hear, determine and, if necessary, liquidate any Claims resulting therefrom;

(b) To decide and resolve any and all motions, adversary proceedings, objections to Claims, including Causes of Action, Recovery Actions, Estate Litigation, applications, contested matters and any other matters, whether pending as of the Effective Date or brought thereafter in accordance with the terms hereof;

(c) To consider and rule on the compromise and settlement of any Claim, Disputed Claim, Cause of Action, Recovery Action or Estate Litigation on behalf of the Debtors or their Estate, the Liquidation Trust or Reorganizing Debtors;

(d) To ensure that Distributions to holders of Allowed Claims are accomplished as provided herein, and resolve any disputes concerning any such Distributions;

(e) To allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim (including any Administrative Expense Claim), and to resolve any and all objections to the Disputed Claims;

(f) To hear and determine any and all applications for the allowance of compensation of Professionals for professional services rendered and expenses incurred prior to the Confirmation Date;

(g) To enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Reorganization Plan and the Liquidation Trust, and all contracts, instruments, releases and other agreements or documents created in connection with the Reorganization Plan and Liquidation Trust;

(h) To consider any modifications of the Reorganization Plan, to cure any defect or omission, or reconcile any inconsistency, in the Reorganization Plan or in any order of the Court as may be necessary to carry out the purposes and intent of the Reorganization Plan and to implement and effectuate the Reorganization Plan;

(i) To resolve any cases, controversies, suits or disputes arising in connection with the interpretation, implementation, or enforcement of the Reorganization Plan or Liquidation Trust, or any person’s or Entity’s obligations incurred in connection with the Reorganization Plan or Liquidation Trust;

(j) To hear and determine matters concerning state, local, and federal taxes in accordance with Sections 346, 505, and 1146 of the Bankruptcy Code;

(k) To enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, revoked, reversed or vacated;

(l) To enforce remedies upon any default under the Reorganization Plan or Liquidation Trust;

(m) To enforce, interpret, and determine any disputes arising in connection with any orders, stipulations, judgments, and rulings entered in connection with the Case (whether or not the Case has been closed);

(n) To resolve any cases, controversies, suits, or disputes that may arise in connection with the consummation, interpretation, or enforcement of the Reorganization Plan or Liquidation Trust, or any Estate obligations incurred in connection herewith;

(o) To determine any other matters that may arise in connection with or relate to the Reorganization Plan, the Disclosure Statement, the Confirmation Order, the Liquidation Trust, Liquidation Trustee, Reorganizing Debtors, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Reorganization Plan or Liquidation Trust;

(p) To issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any person or Entity with the consummation of the Reorganization Plan or Liquidation Trust, or the enforcement of any rights, remedies, or obligations created under the Reorganization Plan or Liquidation Trust;

(q) To determine such other matters as may be provided for in the Confirmation Order or other orders of the Court or as may be authorized under the provisions of the Bankruptcy Code or any other applicable law;

(r) To hear any other matters if the Court’s exercise of jurisdiction thereover is not inconsistent with the Bankruptcy Code or Title 28 of the United States Code;

(s) To hear and determine issues relating to discharge, releases, injunctions, covenants not to sue, and other waivers and protections provided under or relating to the Reorganization Plan or Liquidation Trust;

(t) To recover all Assets of the Debtors’ Estate for the benefit of the Liquidation Trust, wherever located; and

(u) To enter a final decree closing the Chapter 11 Case.

11.2	Modification of the Reorganization Plan

Any modification to the Reorganization Plan shall be consistent with the terms, conditions and requirements of Section 1127 of the Bankruptcy Code.

ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1	Governing Law

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent a schedule or exhibit hereto or instrument, agreement, or other document executed in connection with the Reorganization Plan provides otherwise, the rights, duties, and obligations arising under the Reorganization Plan, and the instruments, agreements, and other documents executed in connection with the Reorganization Plan, shall be governed by, and construed and enforced in accordance with, the internal laws of the State of

Michigan, without giving effect to any choice of law provisions that would require the application of the law of any other jurisdiction.

12.2	Notices

To be effective, all notices, requests, and demands under the Reorganization Plan must be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Liquidation Trustee:

To the Estate /Reorganizing Debtors:

Joseph T. Lendo

c/o McDonald Hopkins, PLC

39533 Woodward Ave., Suite 318

Bloomfield Hills, MI 48304

T: (248) 646-5070

F: (248) 646-5075

and

Counsel for the Debtor/Reorganizing Debtors:

MCDONALD HOPKINS PLC

STEPHEN M. GROSS, ESQ.

JEFFREY S. GRASL, ESQ.

39533 Woodward Ave., Suite 318

Bloomfield Hills, MI 48304

T: (248) 646-5070

F: (248) 646-5075

Email: sgross@mcdonaldhopkins.com

             jgrasl@mcdonaldhopkins.com

and

Counsel for the Committee:

CALFEE HALTER & GRISWOLD, LLP

JEAN R. ROBERTSON, ESQ.

NATHAN A. WHEATLEY, ESQ.

1400 Key Bank Center

800 Superior Avenue

Cleveland, OH 44114

T: (216) 622-8200

F: (216) 241-0816 Email: jrobertson@calfee.com nwheatley@calfee.com

12.3	Further Documents and Actions

The Debtors, Reorganizing Debtors and the Liquidation Trustee shall execute, and are authorized to File with the Court and deliver, such agreements and other documents or information, and to take or cause to be taken such actions, as may be necessary or appropriate to effect and further evidence the terms and conditions of the Reorganization Plan and Liquidation Trust, and to consummate the transactions and transfers contemplated by the Reorganization Plan and Liquidation Trust. The Debtors, Reorganizing Debtors and the Liquidation Trustee and all other necessary or appropriate parties shall execute any and all documents and instruments that must be executed under or in connection with the Reorganization Plan or Liquidation Trust in order to implement the terms of the Reorganization Plan or to effectuate the Distributions under the Liquidation Trust, provided that such documents and instruments are reasonably acceptable to such party or parties.

12.4	Relationship Between the Reorganization Plan and Disclosure Statement

To the extent that the Reorganization Plan is inconsistent with the Disclosure Statement, the provisions of the Reorganization Plan shall be controlling.

12.5	Reservation of Rights

If the Reorganization Plan is not confirmed by a Final Order, or if the Reorganization Plan is confirmed and does not become effective, the rights of all parties in interest in the Case, including the Debtors, are and will be reserved in full. Any concessions or settlements reflected herein (if any), are made for purposes of the Reorganization Plan only, and if the Reorganization Plan does not become effective, no party in interest shall be bound or deemed prejudiced by any such concession or settlement.

12.6	Post confirmation Date Fees and Expenses

After the Confirmation Date, Liquidation Trustee shall, in the ordinary course of business and without the necessity for any approval by the Court, pay (in accordance with the provisions set forth in Article 6.1 herein) the reasonable fees and expenses incurred by it and any Professional retained by the Liquidation Trust, Reorganizing Debtors or the Committee from the Liquidation Trust Proceeds in connection with services performed on the administration of the Estate, implementation and consummation of the Reorganization Plan and Liquidation Trust, the liquidation of the Debtors’ Assets, Causes of Action, Recovery Actions, Estate Litigation, the Claims objection/reconciliation process and any other matters as to which the Liquidation Trustee, Reorganizing Debtors, the Committee and retained Professionals may be engaged. The fees and expenses of Professionals shall be paid within thirty (30) days after submission of a detailed invoice therefore submitted to the Liquidation Trustee, Reorganizing Debtors and the Committee subject to the availability of Liquidation Trust Proceeds, less reserves established by the Liquidation Trustee, in its sole discretion for its on-going administration of the Liquidation Trust. If Liquidation Trustee, Reorganizing Debtors, or the Committee dispute the reasonableness of any such invoice and the parties cannot amicably resolve the dispute, Liquidation Trustee shall timely pay (subject to the limitations described in this Article 11.7) the undisputed portion of such invoice, or the Professional may pay to its general bank account from the amounts placed in escrow pursuant to Paragraph 6.1 of the Reorganization Plan, and submit the dispute regarding the balance of such invoice to the Court for a determination of its reasonableness.

12.7	Binding Effect

The rights, benefits, and obligations of any person or Entity named or referred to in the Reorganization Plan or Liquidation Trust, or whose actions may be required to effectuate the terms of the Reorganization Plan or Liquidation Trust, shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such person or Entity, including but not limited to, any trustee appointed for the Debtor under chapter 7 or 11 of the Bankruptcy Code. The Confirmation Order shall provide that the terms and provisions of the Reorganization Plan, Liquidation Trust and the Confirmation Order shall survive and remain effective after entry of any order which may be entered converting any of the Reorganization Case to a case under chapter 7 of the Bankruptcy Code, and the terms and provisions of the Reorganization Plan and Liquidation Trust shall continue to be effective in this or any superseding case under the Bankruptcy Code.

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II. DISCLOSURE STATEMENT2

A.	Description of Debtor

The Debtors are Tarpon Industries, Inc. (“Tarpon”), a Michigan corporation, and Eugene Welding Company (“Eugene”), a Michigan corporation. Eugene was founded in 1954, and was acquired by Tarpon, a publicly traded company, in 2004, and continued to operate its businesses under its own name as a subsidiary of Tarpon. The Debtors manufacture steel rack systems under the trademark name of “SpaceRak” for use in the home center industry, retail distribution, public warehouse, and commercial and industrial distribution markets. The Debtors also manufacture and sell structural steel tubing.

Debtors’ primary manufacturing facility is a leased plant located in Marysville, Michigan (the “Marysville Facility”). The Debtors also have an additional leased facility in Marlette, Michigan (“Marlette Facility”). Tarpon also operated a related business through a Canadian subsidiary, Steelbank Tubular, Inc. (“Steelbank”) which consistently generated substantial losses. As a resort, Steelbank filed a Notice of Intention to Make a Proposal under the Bankruptcy and Insolvency Act of Canada on September 20, 2007, and the assets of Steelbank were fully liquidated as of December 31, 2007.

As of the Petition Date, Debtors employed 154 full-time personnel, 124 of who were represented by the International Brotherhood of Teamsters (“Teamsters”) under a collective bargaining agreement that expires October 15, 2009. The Teamsters have represented the employees of Debtors since 1967. The remaining 30 non-represented employees consist of executive and administrative personnel.

Tarpon has 100,000,000 authorized shares of common stock. Tarpon has approximately 150 stockholders holding common stock. Tarpon’s stock was de-listed by the American Stock Exchange in November 2007. The stock is presently traded on the Over-the-Counter Bulletin Board. As of March 31, 2008, there were 13,343,939 shares of common stock outstanding. Warrants and optional convertible note shares to purchase an aggregate of 20,555,601 shares of common stock are outstanding and options to purchase a total of 709,500 shares of common stock are granted under Tarpon’s employee stock option plan.

Over the past three (3) years, the Debtors have sustained substantial operational losses due to (i) the substantial rise in raw material costs, specifically steel, (ii) a sharp increase in transportation costs, and (iii) the general down turn in the economy. In an attempt to restore profitability, Tarpon liquidated the Steelbank subsidiary in late 2007. However the Debtors still suffered extreme cash flow shortages and were unable to borrow sufficient funds under their financing arrangements (as discussed below) to continue to purchase needed raw materials for production. Despite their efforts to obtain additional financing, the Debtors were unable to do so; therefore, in order to preserve the value of their assets for the benefit of their creditors, the Debtors filed for bankruptcy protection on April 29, 2008.

B.	Principals and Management

As stated above, Tarpon is a publicly traded entity with approximately 150 shareholders. Eugene is the wholly owned subsidiary of Tarpon. Prior to the Petition Date, the Debtors were managed by a board of directors consisting of James W. Bradshaw, as Chairman, Tracy L. Shellabarger, Michael A. Ard, and Frank Gesuale. Directors were allowed to receive $1,000 per month in compensation, plus $250 per organizational meeting; however, due to cash flow issues, compensation was only paid sporadically to the Directors. Subsequent to the Petition Date, all of the directors of the Debtors resigned but for James W. Bradshaw, who continues to act as the sole director of the Debtors.

[2]	All capitalized terms not defined herein shall have the meaning ascribed to them in the Reorganization Plan.

The officers of the Debtors consist of James W. Bradshaw, as Chief Executive Officer; James T. Lendo, as Chief Financial Officer; and Patrick J. Hook, as Chief Operating Officer. James W. Bradshaw and Patrick J. Hook each receive annual compensation of $200,000, plus medical benefits and allowances of $11,952 per year. Joseph T. Lendo receives annual compensation of $180,000, plus medical benefits and allowances of $11,952 per year. Each of the officers continues to serve the Debtors in their respective capacities post-petition.

Mr. Bradshaw has been an officer and director of the Debtors since April 2006.

Mr. Lendo has been an officer of Debtors since December 2007.

Mr. Hook has been an officer of Debtors since February 2005.

C.	Pre-Petition Financing; Guarantors

On or about December 13, 2005, Laurus, directly or through its affiliates, made loans and other financial accommodations to Debtors in the principal sum of $6,000,000 pursuant to, without limitation, a certain secured Convertible Note dated December 13, 2005 (“Convertible Note”). In accordance with the terms of a Security Agreement also dated December 13, 2005 (“Security Agreement”), the Debtors granted Laurus a security interest in all of their assets to secure the obligations to Laurus, which security interest was junior in priority and subordinate to the security interests of LaSalle Bank Midwest and LaSalle Business Credit (“LaSalle”).

In August 2007, Laurus made additional loans to Debtors pursuant to, without limitation, a certain Tarpon Industries, Inc. and Certain of its Subsidiaries Amended and Restated Master Security Agreement, dated as of December 13, 2005, effective as of August 9, 2007; a Security Agreement, dated August 9, 2007; a Secured Revolving Note in the amount of $10,000,000 executed August 9, 2007 (“Revolving Loan”); a Secured Term Note A in the amount of $1,700,000, executed August 9, 2007 (“Term Note A”); and a Secured Term Note B, executed August 9, 2007 in the amount of $1,700,000 (“Term Note B”), the proceeds of which were used to satisfy Debtors’ obligations to LaSalle. Pursuant to said Security Agreements, all of Debtors’ obligations to Laurus are secured by a first priority security interest (the “Pre-Petition Liens”) in all of Debtors’ assets.

The terms of the Convertible Note, Revolving Loan, Term Note A, Term Note B, and the Security Agreements were modified by an Omnibus Amendment and Waiver, dated December 21, 2007; an Amendment to Omnibus Amendment and Waiver, dated February 12, 2008; and an Omnibus Amendment and Waiver, dated March 31, 2008 (the Convertible Note, the Revolving Note, Term Note A, Term Note B, the Security Agreements, the Omnibus Amendments and Waivers and certain Stock Purchase Warrants executed in connection therewith are collectively, as such documents may be or have been amended, supplemented or otherwise modified prior to the commencement of the Case, and all collateral and ancillary documents executed in connection therewith, collectively, referred to as the “Pre-Petition Loan Documents”).

As of the Petition Date, the Debtors’ obligations to Laurus pursuant to the Pre-Petition Loan Documents, exclusive of attorney fees, costs and expenses, was no less than $15,911,928 (“Pre-Petition Indebtedness”).

During the period June 14, 2007 to July 5, 2007, Debtors closed a private placement Bridge Loan offering, under a Financing Agreement dated June 14, 2007, HCF acting as lead investor, aggregating $1,700,000 and netting the Company $1,418,000 after payment of fees and commissions. The Bridge Loan Notes carry interest at 12% and are payable from proceeds of a secondary stock offering that was anticipated to occur in the second quarter of 2008. Tarpon entered into an Amendment and Extension Agreement on December 24, 2007, effective as of December 17, 2007, with HCF acting as lead investor, with a number of individual participants, to the Financing Agreement dated June 14, 2007 granting Tarpon a three month extension of the maturity date to March 17, 2008 at an interest rate of 13% per annum, as set forth in the original agreement. The Debtors’ obligations to HCF, in the amount of $1,700,000 plus interest on the Petition Date, are secured by a security interest (“HCF Liens”) in all of Debtors’ assets that is expressly subordinate to the Pre-Petition Liens pursuant to the terms of that certain Subordination Agreement, dated as of June 18, 2007, between and among Laurus and HCF.

All of the Pre-Petition Indebtedness of Debtors was guaranteed by Steelbank, which has been fully liquidated as described in Section A above.

D.	Post-Petition Financing

On June 5, 2008, the Court entered the Financing Order authorizing the Debtors to borrow additional funds from Laurus post-petition, to use cash collateral and to grant security interests, superpriority claims and adequate protection.

Pursuant to the Financing Order, Laurus provided to the Debtors additional borrowings (the “DIP Facility”), in accordance with Approved Budgets, on a revolving basis provided on the same terms and advance ratios as contained in the Revolving Loan, plus an “over-formula” advance of $1,200,000 to the extent required for the Debtors’ operations. In addition, the Financing Order provided a Professional Fee Reserve for counsel and financial advisors to the Debtors and the Committee.

All proceeds or payments received by Laurus from the Debtors pursuant to the Financing Order was to be applied first to the outstanding balance of the post-petition financing, to accrued interest, fees and expenses, then to principal. Under the Financing Order, the DIP Facility would accrue interest at the rate of ten percent (10%) per annum, and the “over formula” advances would accrue interest at the rate of fourteen (14%) per annum. Laurus was also granted a one time loan origination fee of $200,000.

Under the Financing Order, Laurus was granted a security interest and liens pursuant to Sections 364(c)(2), (c)(3) and (d)(1) of the Bankruptcy Code in all currently owned or hereafter acquired property and assets of each of the Debtors of any kind or nature, whether real or personal, tangible or intangible, wherever located, now owned or hereafter acquired or arising and all proceeds, products, rents and profits thereof, including, without limitation, all cash, goods, accounts receivable, inventory, cash in advance deposits, general intangibles, goodwill, investment property (including, without limitation, ownership interests in corporations, partnerships, and limited liability companies), deposit accounts, real estate, intellectual property, machinery, equipment, fixtures, leasehold interests, trademarks, trade names, licenses, leases and lease interests, causes of action excluding, any actions and recoveries thereon against third parties, tax refund claims, commercial tort claims and insurance proceeds, and the proceeds, products, rents and profits of all of the foregoing, but specifically excluding actions for preferences, fraudulent conveyances, and other avoidance power claims and any recoveries under Sections 542, 544, 545, 547, 548, 549, 550, and 553 of the Bankruptcy Code (collectively “Avoidance Actions”), (all of the foregoing, the “Collateral”), subject only to, in the event of the termination of the post petition DIP Facility, the payment of the Carve Out (as defined in the Financing Order).

In addition, Lender’s claims under the post petition DIP Facility were granted priority under Section 364(c)(1) of the Bankruptcy Code over all allowed costs and expenses of administration of the Debtors’ estates, as more full defined in Paragraph 10 of the Financing Order, except as to the proceeds of Causes of Action, Recovery Actions and Estate Litigation and other Estate Claims.

The Financing Order further required the Debtors to meet the following milestones in connection with the sale of its assets: (a) entry into a purchase agreement for the sale of substantially all of the Debtors’ assets on terms and conditions suitable to Laurus by June 27, 2008; (b) entry of a Court order establishing procedures related to the conduction of an auction in connection with a sale of Debtors’ assets by July 7, 2008; (c) entry of a Court order approving an asset sale by July 29, 2008; and (d) closing of an asset sale by August 1, 2008. Debtors’ failure to meet these sale process milestones constitute an event of default and termination of the Financing Order.

E.	Sale of Substantially all of Debtor’s Assets

On June 26, 2008, the Court entered the Bid Procedures Order.

Pursuant to the Bid Procedures Order, on or before June 30, 2008, the Debtors served upon (a) all potential purchasers previously identified or solicited by Debtors or its Sale Advisor (as defined below) and any additional parties who have previously expressed an interest in acquiring the assets of the Debtors, (b) all other potentially interested parties as identified by the Debtors or its sale advisors, (c) the Office of the U.S. Trustee, (d) counsel for Laurus (e) counsel for the proposed purchaser, (f) counsel for the Committee, (g) each non-debtor party to the Debtors’ executory contracts and unexpired leases, (h) all parties who have requested notice pursuant to Bankruptcy Rule 2002, (i) all parties asserting a security interest in assets of the Debtors, and (j) all parties listed on the Debtors’ Special Service List pursuant to Local Bankruptcy Rule 2002-1 (E.D.M.), the following documents in connection with the proposed sale:

Bidding Procedures Order;

Bidding Procedures;

Notice of Bid Deadline, Auction and Hearing and Objection Deadline Relating to Sale of Substantially All of Debtors’ Assets; and

Notice of Debtors’ Intent to Assume and Assign Certain Executory Contracts and Unexpired Leases and the Fixing of Cure Costs Associated Therewith.

The Bid Procedures Order established an auction date (“Auction”) of July 28, 2008 for the sale of Debtors’ assets to the successful bidder, as well as a Sale Hearing of July 29, 2008 to approve the sale to the successful bidder at Auction.

In connection with the Financing Order and the sale process, on or about May 29, 2008, the Debtors retained Focus Management Group USA, Inc. to act as investment banker and be Debtors’ sale advisor (the “Sale Advisor”). Pursuant to the Bid Procedures Order, the Sale Advisor contacted a broad range of potential purchasers of Debtors’ assets on a going concern basis, including both strategic and financial buyers within and outside of the steel tubing and steel rack business. Focus distributed preliminary information regarding Debtors’ business to approximately 2600 private equity and 180 strategic potential purchasers. Of these potential purchasers, 40 expressed interest and 14 have executed confidentiality agreements.

Ultimately, however, only one party submitted a written asset purchase agreement for the Debtors’ consideration. Debtor engaged in further negotiations with the foregoing prospective purchasers and ultimately executed an APA for the sale of substantially all of Debtor’s assets (the “Purchased Assets”) with Laurus or its designee (the “ Purchaser”).

In connection with the APA, the Debtors filed their Motion for Order (A) Approving Sale of Substantially All of Debtors’ Assets to Successful Bidder at Auction; (B) Authorizing the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases; and (C) Other Related Relief (“Sale Motion”). During the period prior to the Auction, however, the Debtors and Sale Advisor continued to market and follow-up with potentially interested parties with the hope that additional qualified bidders would appear at the Auction for the purpose of making Competing Proposals (as defined in the Bid Procedures Order) for the purchase of Debtors’ assets. Ultimately, no other party made a Competing Proposal and there was therefore no Qualified Bidders (as defined in the Bid Procedures Order) for the Auction.

Consequently, the Debtors (with the support of the Committee) agreed to accept the APA of Purchaser as the highest and best offer. The hearing on the Sale Motion was heard by the Court on July 29, 2008 at which time the Court entered its Order approving the Sale Motion authorizing the Debtors to close the sale of substantially all of the assets of Debtors to Purchaser pursuant to the APA, which sale was completed and closed on August 1, 2008.

Pursuant to the APA, the Purchaser assumed the secured claim of Laurus. As part of the APA and a certain term sheet between the Debtors, the Committee and Laurus, the Class 4 General Unsecured Creditors of the Debtors, which will include the HCF Deficiency Claim, will receive a 10% equity interest (to be held in the Liquidation Trust established pursuant to the Reorganization Plan) in the Purchaser for the acquisition of Debtors’ assets, and (ii) right and standing to pursue all chapter 5 Claims, Causes of Action, Recovery Actions and other Estate Litigation for the benefit of the Class 4 creditors. Under the APA, the Purchaser is also paying Allowed Administrative Expenses and Priority Claims.

As set forth below, the Debtors believe the sale of Debtors’ assets to Purchaser is in the best interests of the Estate and its Creditors, and will result in a greater recovery for the benefit of Class 4 Creditors than if the Case was filed under or converted to a chapter 7 case.

F.	Anticipated Future of the Company and Source of this Information and Opinion

This is a Reorganization Plan and after all assets are collected and distributions are made under the Reorganization Plan and Liquidation Trust, Eugene will be dissolved. Reorganized Tarpon shall remain as a shell company pursuant to Article 7 of the Reorganization Plan. At the closing of the sale of Debtors’ assets, the Debtors terminated all employees (who may be retained and/or hired by the Purchaser) and ceased all business operations.

G.	Post-Petition Litigation; Estate Claims; Other Events of Significance

Post-Petition, the Debtors have not initiated or been involved in any Adversary Proceedings; however, the Debtors have prepared and sent out demand letters for return of asserted preference payments pursuant to Section 547 of the Bankruptcy Code to a number of parties.

Pursuant to this Reorganization Plan and Disclosure Statement, the Debtors and Reorganizing Debtors, for the benefit of the Liquidation Trust and the Liquidation Trustee, hereby preserve the right, interest and standing to investigate and pursue, whether through negotiation or litigation, any and all Causes of Action, Recovery Actions and Estate Litigation, including those actions identified and set forth on Addendum A hereto.

Pursuant to the attached Addendum A, the Debtors assert that the gross value of the potential Avoidance Actions, including all Causes of Action, Recovery Actions and Estate Litigation, without account for statutory defenses, claims of setoff or recoupment, or other defenses, is $6,006,406.

But for entry of the Financing Order and the sale of substantially all of their assets pursuant to the APA and the Sale Motion (as set forth in Section E, above) the Debtors assert that no other events of significance have occurred since the Petition Date that have had a substantial or material effect on the Debtors Assets or the administration of this Case.

H.	Summary of Debtors Liabilities to Creditors

Laurus Master Fund, Ltd.: Laurus holds a first priority Prepetition secured claim against the Debtors arising from the Pre-Petition Indebtedness and DIP Facility (as defined in Section C and D, above) in an amount not less than $15,911,928 and a Postpetition secured claim for the DIP Facility of approximately $1,766,121 as of June 16, 2008. The totality of the secured indebtedness under the Financing Order to Laurus as of July 24, 2008 is $19,314,784.53. Pursuant to the APA and Sale Motion, the secured claim of Laurus was satisfied to the extent of $18,461,270.53 at closing of the sale with the balance being waived pursuant to the Reorganization Plan.

Secured Tax Claims: The Debtors have scheduled on Schedule E priority unsecured claims of approximately $163,132, consisting of taxes owed to the cities of Marysville, Michigan and Marlette, Michigan. These claims were incorrectly scheduled. The actual taxes owed to the City of Marysville are for secured personal property taxes in the amount of $66,896.65 and secured personal property taxes to the City of Marlette in the amount of $1,495.37, which taxes are being paid by Purchaser under the APA and Sale Order.

Unsecured Priority Claims: The Internal Revenue Service has filed a proof of claim in the amount of $31,424.77; however, Debtors believe that all federal taxes have been paid and will be objecting to said claim. All Priority Claims on account of unpaid wages or employee benefits have been paid pursuant to this Court’s first day Order Authorizing the Debtors (i) To Pay Certain Prepetition Employee Obligations and Related Claims, (ii) To Continue To Provide Employee Benefits In the Ordinary Course of Business, and (iii) Granting Other Related Relief. The only priority claim believed to remain is a certain potential claim for 2007 Michigan Single Business Tax, which is not due as a result of a timely filed extension. Debtors estimate this tax to be approximately $7,000. There are also real property taxes owed to the County of St. Clair of $209,071.22 and real property taxes owed to the County of Sanilac of $10,119.31 relating to the Debtors’ real property leased locations, which taxes are being cured by the Landlord and pursuant to the Order Resolving Payment of Cure Amount of Loznak Real Estate Enterprises, L.L.C. entered by the Court on July 29, 2008.

General Unsecured Claims: The Debtors have scheduled on Schedule F general unsecured claims of $4,784,293, consisting primarily of unpaid trade debts, and not including debts owed to insiders. In addition, High Capital Funding, LLC (“HCF”), and the individual participants in the HCF loan, maintains an unsecured deficiency claim of $1,700,000 as a result of undersecured loans made to the Debtors prior to the Petition Date. The foregoing does not take into consideration the claims of any non-debtor parties to rejected executory contracts and unexpired leases, which is not expected to be substantial.

Administrative Expense Claims: To date, the Debtors have paid all administrative expenses of the Estate as they have come due, but for claims of Professionals. The Debtors estimate outstanding fees and expenses owed to Professionals of both the Debtors and the Committee on the Effective Date to be $200,000.00. Additionally, the Debtors estimate that the

Michigan Department of Treasury may be owed as much as $125,000.00 for 2008 accrued Michigan Business Taxes, which are not yet due and have not yet been determined. No party has asserted any claim for administrative expense arising under § 503(b)(9), and the Debtors do not believe that any party maintains such a claim.

I.	Liquidation Analysis

Pursuant to the APA, all of Debtors’ machinery, equipment, inventory, accounts receivable, cash, intellectual property, deposits, prepaid expenses, permits, and all assets of any kind, but for Causes of Action, Recovery Actions and Estate Litigation, including Claims against Insiders, affiliates and subsidiaries (all of which will be transferred to the Liquidation Trust upon the Confirmation Date), were acquired by Purchaser at the closing of the sale leaving Reorganized Tarpon as a shell company with no further assets .

Should the Reorganization Plan be confirmed, pursuant to the Article 7 of the Reorganization Plan on or before the Effective Date, and provided that Laurus actually funds the Liquidation Trust Contribution and the other payments provided for in Section 5.1.2. Laurus shall receive the New Common Stock of Reorganized Tarpon. This transaction will be accomplished by the Reorganized Tarpon authorizing 50,000 shares of New Common Stock and issuing restricted shares of the New Common Stock to Laurus in an amount to be agreed upon by Laurus and the Committee. Additionally, the Current Directors and Current Officers of Tarpon shall be removed pursuant to the Reorganization Plan and replaced by New Officers and Directors selected by Laurus. The name of the Reorganized Tarpon will also be changed and the Article 7.5 of Reorganization Plan determines that the Reorganized Tarpon’s name will not be Tarpon Industries, Inc.

Pursuant to Article 7.6 of Reorganization Plan the Reorganized Tarpon’s existence shall continue after the Effective Date without any liability for any pre-petition debts or liabilities of the Debtors, which Claims will be discharged pursuant to Section 1141 of the Bankruptcy Code, other than obligations set forth in the Reorganization Plan. The restrictions set forth in Section 1123(a)(6) of the Bankruptcy Code as to preferred stock and non-voting equity will be incorporated into the Reorganized Tarpon’s bylaws. Each Officer of the Reorganized Tarpon will also be authorized to file all necessary documentation to effectuate the transactions contemplated by the Reorganization Plan. However, pursuant to Section 1141(d)(3) of the Bankruptcy Code, Eugene which will not continue in existence will not receive a discharge of Claims against it.

Pursuant to the Reorganization Plan, upon the Effective Date, the New Officers and Directors will also be authorized to execute an exchange agreement and other documents necessary to consummate a Business Combination for the Reorganized Tarpon with an appropriate candidate, including all required and applicable SEC filings. The Business Combination candidate will be no less than a development stage company as set forth in Article 7.7 of the Reorganization Plan, with positive cash flow.

In connection therewith, the Reorganization Plan provides that the Reorganized Tarpon and the New Directors shall comply with all SEC requirements, including the filing of a form 8-K. The Reorganization Plan provides that no further shareholder approval shall be required to effect the Business Combination, and the confirmation of this Reorganization Plan will constitute full authority of the Reorganized Tarpon and the New Directors to take all actions and execute all documents in necessary for the contemplated transaction. All actions required by the Reorganized Tarpon upon the Effective Date or thereafter shall be taken by and directed by the New Officers and Directors of the Reorganized Tarpon and shall be paid for by Laurus, and not by the Estate of the Debtors, the Liquidation Trust, or the Liquidation Trustee, and such expenses shall not constitute Trust Expenses. The auditing and accounting work and the issuance and distribution of all equities on and after the Effective Date pursuant to the Reorganization Plan, shall be the responsibility of the Reorganized Tarpon and Laurus shall be responsible for providing the manpower and logistics and payment of the expenses incurred by the Reorganized Tarpon in connection with the audits and the issuance and distribution of said equities. Reorganized Tarpon will be authorized to change its transfer agent if it chooses. All of the Debtors’ books, records, financial records, employees and personnel shall pursuant to the Reorganization Plan be made available by Laurus to Reorganized Tarpon’s auditor upon reasonable notice and conditions.

The Reorganization Plan Provides that Laurus will undertake the expense and manpower of obtaining audits and preparing and filing any and all reports required to make Reorganized Tarpon fully SEC-compliant, and the Estate of the Debtors, the Liquidation Trustee and the Liquidation Trust shall bear no cost in connection therewith. To the extent Laurus needs the assistance of the Estate of the Debtors or any other person in preparation of the audits and reports required to be filed, Laurus will pay the reasonable expenses, including attorneys’ fees, of such person in assisting Laurus to prepare such audits and reports. Laurus shall furthermore be required take all necessary precautions to ensure that the disclosures contained in such audits and filings do not contain any misleading information, or omit any information necessary to not make such disclosures misleading.

Laurus has the funds necessary for the payment of Claims and Allowed Claims, including Professional Fee Claims of the Debtor’s professionals or the Committee’s professionals, that are to be paid as provided by the Reorganization Plan in Cash on or after the Effective Date. Allowed Class 4 Claims will be paid from the Liquidation Trust Assets. The Liquidation Trust Contribution was deposited by Laurus at the closing of the sale pursuant to the APA into an interest bearing escrow account for use by the Liquidation Trustee after the Effective Date in compliance with the terms of the Reorganization Plan and Laurus shall, before the Confirmation Hearing, pay the funds required for funding Debtors professional fees to Debtors’ counsel’s trust account. The closing of the sale occurred on August 1, 2008 as required by the Financing Order and the APA.

The Reorganization Plan provides that on the Effective Date, except for the already issued common stock of the Debtors as provided for in the Reorganization Plan, all other existing Interests in the Debtors shall be extinguished in their entirety and the certificates and all other documents, including warrants representing such Interests will be cancelled and deemed to be of no effect.

The Reorganization Plan Provides that to the extent that Laurus subsequently either sells the new common stock or participates in the profits of Reorganized Tarpon as an equity holder, it shall pay, or distribute in the case of equity, to the Liquidation Trust for the benefit of the general unsecured creditors holding allowed claims, as the case may be, an amount equal to 10% of the sale value of the new common stock or 10% of Laurus’ equity participation in the Reorganized Tarpon, which value, if Laurus, and the Liquidation Trustee are not able to agree upon, shall be determined by an independent third party acceptable to Laurus and the Liquidation Trustee as the case may be.

Taking into account the foregoing, the only available assets for distribution will be those Assets transferred to the Liquidation Trust, consisting of the following:

Avoidance Actions:	$600,000[3]
including Causes of Action,
Recovery Actions, and Estate

[3]

Represents an estimation by the Debtors of recoverable avoidance actions under chapter 5 of the Bankruptcy Code. Debtors made payments within the 90 days prior to the Petition Date in excess of $6.0 million; however, Debtors believe a substantial portion of these payments may have been made either (i) “cash in advance” or “cash on delivery”, or (ii) within ordinary course terms. As a result, the Debtors have discounted the actual recoverable value of the Avoidance Actions by 90%.

Litigation and Claims

Liquidation Trust Contribution:	$150,000

10% Equity Interest in company to be formed by Purchaser	Unknown value

10% Equity Interest in Reorganized Tarpon	Unknown value

TOTAL:	$750,000

If the Debtors’ Case was originally filed under chapter 7 of the Bankruptcy Code, or converted to a case under chapter 7, the Priority Unsecured and General Unsecured Creditors would receive only the proceeds of Avoidance Actions. But because the APA provides for the Purchaser to pay the estimated Michigan Business Tax and Single Business Tax, as well as to assume certain leases thus reducing the amount of unsecured claims, and because of the Liquidation Trust Contribution and the 10% Equity Interest being given to the Liquidation Trust in the new company formed by the Purchaser, and the 10% Equity Interest and in the Reorganized Tarpon being given to the Liquidation Trust, the Priority Unsecured General Unsecured Creditors will receive more under this Reorganization Plan than they would otherwise have received in a chapter 7. Furthermore, the Debtors believe the Liquidation Trustee will be better able and more efficient in its collection of the Avoidance Actions, and the Estate will avoid the statutory fee of a chapter 7 trustee, with all fee’s funded by Laurus’ contributions, allowing the Liquidation Trust to maximize the value of the assets available for distribution. The Debtors therefore believe that acceptance of the Reorganization Plan is in the best interests of the Estate, as it will allow for the greatest possible recovery.

J.	Implementation of Reorganization Plan

Because the Debtors ceased continuing in their business subsequent to the closing of the sale of its assets, no historical financial information is being provided as part of this Disclosure Statement, nor are any financial projections being provided for any period. Similarly, in light of the fact that the Debtors have ceased all operations, no information is being provided with respect to who will be in charge of such business and the compensation to be received by them, including fringe benefits; provided, however, that it is contemplated that the Liquidation Trustee, Reorganizing Debtors or the Committee will retain legal counsel and other professionals to represent, consult and assist in the administration of the Liquidation Trust and the liquidation of the Assets of the Liquidation Trust. Funds will be available for the employing of professionals from cash received at the closing of the sale of Debtors’ assets and another $50,000 which is to be paid by the Purchaser prior to the confirmation of the Reorganization Plan pursuant to the APA and Professional Fee Reserve in the DIP Facility.

The Debtors will not be continuing in their current business subsequent to the Confirmation Date, therefore there will be no tax ramifications for the Debtors as a continuing entity. As a result of implementation of the Reorganization Plan, certain of the Debtors’ outstanding indebtedness will not be paid in full, however, the remaining indebtedness will not be cancelled or discharged. In general, the Internal Revenue Code, with certain exceptions, provides that a taxpayer who realizes a “discharge of indebtedness” must include the amount of discharged indebtedness in gross income to the extent that the indebtedness discharged exceeds any consideration given for such discharge. Because the Reorganization Plan does not grant Eugene a discharge pursuant to Section 1141(d)(3) of the Bankruptcy Code, this does not apply to Eugene. To the extend that Tarpon has actual Allowed Claims against it, it still will not have debt forgiveness income because the Internal Revenue Code provides that if a taxpayer is a debtor under the Bankruptcy Code and the discharge of indebtedness is pursuant to a plan approved by the Bankruptcy Court, such discharge is not required to be included in gross income, although it loses certain tax attributes.

III. LEGAL REQUIREMENTS

A.	Voting Procedures

Under the Bankruptcy Code, the only classes that are entitled to vote to accept or reject a plan are classes of claims, or equity interests, that are impaired under the plan. Accordingly, classes of claims or interests that are not impaired are not entitled to vote on the Reorganization Plan.

Creditors that hold claims in more than on impaired class are entitled to vote separately in each class. Such a creditor will receive a separate ballot for all of its claims in each class (in accordance with the records of the Clerk of the Court) and should complete and sign each ballot separately. A creditor who asserts a claim in more than one class and who has not been provided with sufficient ballots may photocopy the ballot received and file multiple ballots.

Votes on the Reorganization Plan will be counted only with respect to claims: (a) that are listed on the Debtors’ Schedules of Assets and Liabilities other than as disputed, contingent or unliquidated; or (b) for which a proof of claim was filed on or before the bar date set by the Court for the filing of proofs of claim (except for certain claims expressly excluded from the bar date or which are allowed by Court order). However, any vote by a holder of a claim will not be counted if such claim has been disallowed or is the subject of an unresolved objection, absent an order of the Court allowing such claim for voting purposes pursuant to Section 502 of the Bankruptcy Code and Bankruptcy Rule 3018.

Voting on the Reorganization Plan by each holder of a claim or interest in an impaired class is important. After carefully reviewing the Reorganization Plan and disclosure statement, each holder of such a claim or interest should vote on the enclosed ballot either to accept or to reject the Reorganization Plan, and then return the ballot by mail to the debtors’ attorney by the deadline established by the Court.

Any ballot that does not appropriately indicate acceptance or rejection of the Reorganization Plan will not be counted.

A ballot that is not received by the deadline will not be counted.

If a ballot is damaged, lost or missing, a replacement ballot may be obtained by sending a written request to the Debtors’ attorney.

B.	Acceptance

The Bankruptcy Code defines acceptance of a plan by an impaired class of claims as acceptance by the holders of at least two-thirds in dollar amount, and more than one-half in number, of the claims of that class which actually cast ballots. The Bankruptcy Code defines acceptance of a plan by an impaired class of equity interests as acceptance by holders of at least two-thirds in number of equity interests of that class that actually cast ballots. If no creditor or interest holder in an impaired class votes, then that class has accepted the plan.

C.	Confirmation

Section 1129(a) of the Bankruptcy Code establishes conditions for the confirmation of a plan. These conditions are too numerous and detailed to be fully explained here. Parties are encouraged to seek independent legal counsel to answer any questions concerning the chapter 11 process.

Among several conditions for confirmation of a plan under Section 1129(a) of the Bankruptcy Code are these:

1.	Each class of impaired creditors and interests must accept the plan, as described in paragraph III.B., above.

2.	Either each holder of a claim or interest in a class must accept the plan, or the plan must provide at least as much value as would be received upon liquidation under chapter 7 of the Bankruptcy Code.

D.	Modification

The Debtors reserve the right to modify or withdraw the Reorganization Plan at any time before confirmation.

E.	Effect of Confirmation

If the Reorganization Plan is confirmed by the Court:

1.	terms are binding on the debtors, all creditors, shareholders and other parties in interest, regardless of whether they have accepted the Reorganization Plan.

2.	Except as provided in the Reorganization Plan:

a.	In the case of a corporation that is reorganizing and continuing business:

(1)	All claims and interests will be discharged.

(2)	Creditors and shareholders will be prohibited from asserting their claims against or interest in the debtors or their assets.

b.	In the case of a corporation that is liquidating and not continuing its business:

(1)	Claims and interests will not be discharged.

(2)	Creditors and shareholders will not be prohibited from asserting their claims against or interests in the debtors or its assets.

c.	In the case of an individual or husband and wife:

(1)	Claims will be discharged, except as provided in 11 U.S.C. §§ 523 and 727(a).

(2)	Creditors will be prohibited from asserting their claims except as to those debts which are not discharged or dischargeable under 11 U.S.C. §§ 523 and 727(a).

In this Case, paragraph 2(a) applies with respect to Tarpon paragraph in this Combined Reorganization Plan and Disclosure Statement and 2(b) above applies with respect the treatment of Eugene in this Combined Reorganization Plan and Disclosure Statement.

WHEREFORE, the Debtors, Tarpon Industries, Inc. and Eugene Welding Co. respectfully submit this Combined Reorganization Plan and Disclosure Statement.

Respectfully submitted,

TARPON INDUSTRIES, INC. and
EUGENE WELDING CO.

/s/ James W. Bradshaw
James W. Bradshaw, Chief Executive Officer

And

MCDONALD HOPKINS PLC

/s/ Stephen M. Gross
Stephen M. Gross (P35410)
Jeffrey S. Grasl (P62550)
Counsel for Debtors
39533 Woodward Ave., Suite 318
Bloomfield Hills, MI 48304
T: (248) 646-5070
F: (248) 646-5075
Email:	sgross@mcdonaldhopkins.com
jgrasl@mcdonaldhopkins.com

Dated: August 1, 2008